FOR IMMEDIATE RELEASE

Lear Contacts:

Mel Stephens

(248) 447-1624

Ed Lowenfeld

(248) 447-4380

Lear Increases Quarterly Cash Dividend by 18%

SOUTHFIELD, Michigan, February 7, 2014 — Lear Corporation [NYSE: LEA], a leading global supplier of automotive seating and electrical distribution systems, today announced that its Board of Directors has increased its quarterly cash dividend on the Company’s common stock to $0.20 per share from $0.17 per share, an increase of 18%. The dividend is payable on March 20, 2014 to shareholders of record at the close of business on February 28, 2014.

Lear Corporation is one of the world’s leading suppliers of automotive seating and electrical distribution systems. The Company’s world-class products are designed, engineered and manufactured by a diverse team of approximately 122,000 employees located in 36 countries. Lear’s headquarters are in Southfield, Michigan, and Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available at lear.com.

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